UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 24, 2020
Date of Report (date of earliest event reported)

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OpGen, Inc.

(Exact name of Registrant as specified in its charter)

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Delaware (State or other jurisdiction of incorporation or organization)	001-37367 (Commission File Number)	06-1614015 (I.R.S. Employer Identification Number)

708 Quince Orchard Road, Suite 205
Gaithersburg, MD 20878
(Address of principal executive offices)

(240) 813-1260
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OPGN	The Nasdaq Capital Market
Common Stock Warrants (IPO)	OPGNW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [_]

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on September 4, 2019, OpGen, Inc. (the “Company”) entered into a business combination transaction pursuant to an Implementation Agreement (the “Implementation Agreement”), by and among the Company, Curetis N.V., a public company with limited liability under the Laws of the Netherlands (“Curetis”), and Crystal GmbH, a private limited liability company organized under the laws of the Federal Republic of Germany and wholly owned subsidiary of the Company (the “Purchaser”). Under the Implementation Agreement, the Company agreed to assume, as a condition to closing the transactions under the Implementation Agreement, all of the outstanding convertible notes (the “Convertible Notes”) issued by Curetis in favor of YA II PN, LTD (“Yorkville”), pursuant to that certain Agreement for the Issuance of and Subscription to Notes Convertible into Shares and Share Subscription Warrants, dated October 2, 2018, by and between Curetis and Yorkville.

On February 24, 2020, the Company entered into an Assignment of the Agreement for the Issuance of and Subscription to Notes Convertible into Shares (the “Assignment Agreement”) with Curetis and Yorkville. The Assignment Agreement satisfies the Company’s condition to closing of assuming the Convertible Notes and provides that, effective as of the closing of the transactions contemplated by the Implementation Agreement, the Company will assume all of the outstanding Convertible Notes. In addition, pursuant to the Assignment Agreement, upon assumption of the Convertible Notes by the Company, the Convertible Notes will cease to be convertible into shares of Curetis and will instead be convertible into shares of the Company’s common stock, par value $0.01. The Assignment Agreement provides that an amount of 500,000 shares of the Company’s common stock that comprise a portion of the consideration payable by the Company under the Implementation Agreement will be reserved for issuance under the Convertible Notes. The Company also agreed to register for resale up to 1,000,000 shares of Company common stock issuable upon conversion of the Convertible Notes within the later of 60 days following the later of the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the closing of the transactions contemplated by the Implementation Agreement.

Each Convertible Note has a maturity of 12 months from its date of issuance. Curetis, or after closing of the transaction contemplated by the Implementation Agreement, the Company, has the right to extend such maturity by an additional 12-month period, while paying a cash fee equal to 5% of the principal amount of the relevant Convertible Notes. Subject to certain limitations, the maturity period can be extended up to four times.

The Convertible Notes shall not accrue interest, except in the case of an event of default under the Convertible Notes, in which case the Convertible Notes shall accrue default interest at a rate of 15% per annum until the earlier of the date that the event of default is cured or the date on which the Convertible Notes have been fully converted or redeemed.

The Convertible Notes may be converted at any time until they are fully redeemed. Upon conversion of one or more Convertible Notes into shares of the Company’s common stock, the number of Company shares will be calculated by dividing the aggregate principal amount of the relevant Convertible Notes by 93% of the lowest daily volume weighted average price of the Company common stock on the Nasdaq Capital Market over the 10 trading days prior to the conversion date.

The Convertible Notes may be freely transferred, except to retail investors, and subject to compliance with applicable securities laws. The Convertible Notes contain anti-dilution protection, which protects the holder of the security from equity dilution resulting from later issues of shares at a lower price or value than that provided for in the security. The protection in the Convertible Notes takes the form of tying the conversion price of the Convertible Notes to the prevailing market price of the underlying shares of Company common stock so that changes to the share price due to share issuances, share splits or other potentially dilutive events will result in a corresponding change in the number of shares of Company common stock issuable upon conversion of a Convertible Note.

As of February 24, 2020, an aggregate amount of €1.3 million of unconverted Convertible Notes was outstanding.

The foregoing description of the Assignment Agreement is only a summary and is qualified in its entirety by reference to the complete text of the Assignment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document
10.1	Assignment of the Agreement for the Issuance of and Subscription to Notes Convertible into Shares, dated February 24, 2020, among OpGen, Inc., YA II PN, LTD, and Curetis N.V.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 28, 2020	OpGen, Inc.

	By:	/s/ Timothy C. Dec
		Name:	Timothy C. Dec
		Title:	Chief Financial Officer